Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-219206

GS Finance Corp. $2,467,000 Bearish Autocallable S&P 500® Index-Linked Notes due 2021 guaranteed by The Goldman Sachs Group, Inc.

The notes do not bear interest.  The notes will mature on the stated maturity date (June 16, 2021) unless they are automatically called on any call observation date.  Your notes will be automatically called on a weekly call observation date if the closing level of the S&P 500® Index on such date is less than or equal to 80% of the initial level of 2,873.34, resulting in a payment on the corresponding call payment date for each $1,000 face amount of your notes equal to such $1,000 face amount plus the product of $1,000 times the applicable call premium amount. The call observation dates, call payment dates and call premium amounts are specified on page PS-4 of this pricing supplement.

If your notes are not automatically called, the amount that you will be paid on your notes on the stated maturity date will be based on the performance of the index as measured from the trade date (June 7, 2019) to and including the determination date (June 11, 2021).

If the final level on the determination date is less than or equal to 80% of the initial level, the return on your notes will be positive and you will receive the maturity date premium amount of $1,136.5 for each $1,000 face amount of your notes.

If the final level is greater than 80% of the initial level, the return on your notes will be zero and you will receive the face amount of your notes.

The amount that you will be paid on your notes is capped and will not be greater than (i) $1,000 plus the product of $1,000 times the applicable call premium amount, if your notes are automatically called, or (ii) $1,136.5, if your notes are not automatically called.

By purchasing this note, you are taking the bearish view that the value of the S&P 500® Index will decline. You will receive a positive return on a call payment date or on the stated maturity date only if the closing level of the index on a call observation date or the determination date, as applicable, is less than or equal to 80% of the initial level.

If your notes are not automatically called, at maturity, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

●	if the final level is less than or equal to 80% of the initial level, $1,136.5; or
●	if the final level is greater than 80% of the initial level, $1,000.

If your notes are not automatically called, you will receive a positive return only if the final level is less than or equal to 80% of the initial level.  If the final level is greater than 80% of the initial level, your return on the notes will be zero and you will receive the face amount of your notes.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-14.

The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $982 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	June 12, 2019	Original issue price:	100% of the face amount
Underwriting discount:	0.925% of the face amount*	Net proceeds to the issuer:	99.075% of the face amount

*See “Supplemental Plan of Distribution; Conflicts of Interest” on page PS-25 for additional information regarding the fees comprising the underwriting discount.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No. 5,765 dated June 7, 2019.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale.  Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $982 per $1,000 face amount, which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $18 per $1,000 face amount).

Prior to June 14, 2019, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through June 13, 2019). On and after June 14, 2019, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series E program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your notes and therefore should be read in conjunction with such documents:

●General terms supplement no. 1,734 dated July 10, 2017

●Prospectus supplement dated July 10, 2017

●Prospectus dated July 10, 2017

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement. The notes will be issued in book-entry form and represented by a master global note.

INVESTMENT THESIS

By purchasing this note, you are taking the bearish view that the value of the S&P 500® Index will decline. Your notes will be automatically called, and you will receive a positive return on a call payment date, only if the closing level of the index on a call observation date is less than or equal to 80% of the initial level.  Additionally, if your notes are not automatically called, you will receive a positive return only if the final level is less than or equal to 80% of the initial level.  If the final level is greater than 80% of the initial level, you will receive the face amount of your notes.

Terms AND CONDITIONS

(Terms From Pricing Supplement No. 5,765 Incorporated Into Master Note No. 2)

These terms and conditions relate to pricing supplement no. 5,765 dated June 7, 2019 of GS Finance Corp. and The Goldman Sachs Group, Inc. with respect to the issuance by GS Finance Corp. of its Bearish Autocallable S&P 500® Index-Linked Notes due 2021 and the guarantee thereof by The Goldman Sachs Group, Inc.

The provisions below are hereby incorporated into master note no. 2, dated August 22, 2018. References herein to “this note” shall be deemed to refer to “this security” in such master note no. 2, dated August 22, 2018. Certain defined terms may not be capitalized in these terms and conditions even if they are capitalized in master note no. 2, dated August 22, 2018. Defined terms that are not defined in these terms and conditions shall have the meanings indicated in such master note no. 2, dated August 22, 2018, unless the context otherwise requires.

CUSIP / ISIN: 40056FJX4 / US40056FJX42

Company (Issuer): GS Finance Corp.

Guarantor: The Goldman Sachs Group, Inc.

Underlier: the S&P 500® Index (current Bloomberg symbol: “SPX Index”), or any successor underlier, as it may be modified, replaced or adjusted from time to time as provided herein

Face amount: $2,467,000 in the aggregate on the original issue date; the aggregate face amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the trade date

Authorized denominations: $1,000 or any integral multiple of $1,000 in excess thereof

Principal amount:  Subject to redemption by the company as provided under “— Company’s redemption right (automatic call feature)” below, on the stated maturity date the company will pay, for each $1,000 of the outstanding face amount, an amount in cash equal to the cash settlement amount.

Cash settlement amount:

•	if the final underlier level is less than or equal to the threshold level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the maturity date premium amount; or
•	if the final underlier level is greater than the threshold level, $1,000

Initial underlier level: 2,873.34

Final underlier level: the closing level of the underlier on the determination date, subject to adjustment as provided in “— Consequences of a market disruption event or non-trading day” and “— Discontinuance or modification of the underlier” below

Threshold level: 80% of the initial underlier level

Maturity date premium amount: 13.65%

Company’s redemption right (automatic call feature): if a redemption event occurs, then the outstanding face amount will be automatically redeemed in whole and the company will pay an amount in cash on the following call payment date, for each $1,000 of the outstanding face amount, equal to the sum of (i) $1,000 plus (ii) the product of $1,000 times the applicable call premium amount specified under “Call observation dates” below

Redemption event: a redemption event will occur if, as measured on any call observation date, the closing level of the underlier is less than or equal to the threshold level

Call premium amount: with respect to any call payment date, the applicable call premium amount specified in the table set forth under “Call observation dates” below; as shown in such table, the call premium amount increases the longer the notes are outstanding

Trade date: June 7, 2019

Original issue date: June 12, 2019

Determination date: June 11, 2021, unless the calculation agent determines that a market disruption event occurs or is continuing on such day or such day is not a trading day.  In that event, the determination date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. However, the determination date will not be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date. If a market disruption event occurs or is continuing on the day that is the last possible determination date or such last possible day is not a trading day, that day will nevertheless be the determination date.

Stated maturity date: June 16, 2021, unless that day is not a business day, in which case the stated maturity date will be postponed to the next following business day. The stated maturity date will also be postponed if the determination date is postponed as described under “— Determination date” above. In such a case, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

Call observation dates: the dates specified as such in the table below, provided, however, that if a market disruption event occurs or is continuing on a call observation date or if a call observation date is not otherwise a trading day, such call observation date will be the first following trading day on which the calculation agent determines that no market disruption event occurs or is continuing; provided, further, that in no event will a call observation date be postponed to a date later than the originally scheduled corresponding call payment date or, if the originally scheduled corresponding call payment date is not a business day, later than the first business day after such originally scheduled call payment date. If a market disruption event occurs or is continuing on such last possible day or such last possible day is not a trading day, that day will nevertheless be the call observation date.

Call Observation Dates	Call Payment Dates	Call Premium Amount
June 14, 2019	June 19, 2019	0.13%
June 21, 2019	June 26, 2019	0.26%
June 28, 2019	July 3, 2019	0.39%
July 5, 2019	July 10, 2019	0.52%
July 12, 2019	July 17, 2019	0.65%
July 19, 2019	July 24, 2019	0.78%
July 26, 2019	July 31, 2019	0.91%
August 2, 2019	August 7, 2019	1.04%
August 9, 2019	August 14, 2019	1.17%
August 16, 2019	August 21, 2019	1.3%
August 23, 2019	August 28, 2019	1.43%
August 30, 2019	September 5, 2019	1.56%
September 6, 2019	September 11, 2019	1.69%
September 13, 2019	September 18, 2019	1.82%
September 20, 2019	September 25, 2019	1.95%
September 27, 2019	October 2, 2019	2.08%
October 4, 2019	October 9, 2019	2.21%
October 11, 2019	October 17, 2019	2.34%
October 18, 2019	October 23, 2019	2.47%
October 25, 2019	October 30, 2019	2.6%
November 1, 2019	November 6, 2019	2.73%
November 8, 2019	November 14, 2019	2.86%
November 15, 2019	November 20, 2019	2.99%
November 22, 2019	November 27, 2019	3.12%
November 29, 2019	December 4, 2019	3.25%
December 6, 2019	December 11, 2019	3.38%
December 13, 2019	December 18, 2019	3.51%
December 20, 2019	December 26, 2019	3.64%
December 27, 2019	January 2, 2020	3.77%
January 3, 2020	January 8, 2020	3.9%
January 10, 2020	January 15, 2020	4.03%
January 17, 2020	January 23, 2020	4.16%

January 24, 2020	January 29, 2020	4.29%
January 31, 2020	February 5, 2020	4.42%
February 7, 2020	February 12, 2020	4.55%
February 14, 2020	February 20, 2020	4.68%
February 21, 2020	February 26, 2020	4.81%
February 28, 2020	March 4, 2020	4.94%
March 6, 2020	March 11, 2020	5.07%
March 13, 2020	March 18, 2020	5.2%
March 20, 2020	March 25, 2020	5.33%
March 27, 2020	April 1, 2020	5.46%
April 3, 2020	April 8, 2020	5.59%
April 13, 2020	April 16, 2020	5.72%
April 17, 2020	April 22, 2020	5.85%
April 24, 2020	April 29, 2020	5.98%
May 1, 2020	May 6, 2020	6.11%
May 8, 2020	May 13, 2020	6.24%
May 15, 2020	May 20, 2020	6.37%
May 22, 2020	May 28, 2020	6.5%
May 29, 2020	June 3, 2020	6.63%
June 5, 2020	June 10, 2020	6.76%
June 12, 2020	June 17, 2020	6.89%
June 19, 2020	June 24, 2020	7.02%
June 26, 2020	July 1, 2020	7.15%
July 6, 2020	July 9, 2020	7.28%
July 10, 2020	July 15, 2020	7.41%
July 17, 2020	July 22, 2020	7.54%
July 24, 2020	July 29, 2020	7.67%
July 31, 2020	August 5, 2020	7.8%
August 7, 2020	August 12, 2020	7.93%
August 14, 2020	August 19, 2020	8.06%
August 21, 2020	August 26, 2020	8.19%
August 28, 2020	September 2, 2020	8.32%
September 4, 2020	September 10, 2020	8.45%
September 11, 2020	September 16, 2020	8.58%
September 18, 2020	September 23, 2020	8.71%
September 25, 2020	September 30, 2020	8.84%
October 2, 2020	October 7, 2020	8.97%
October 9, 2020	October 15, 2020	9.1%
October 16, 2020	October 21, 2020	9.23%
October 23, 2020	October 28, 2020	9.36%
October 30, 2020	November 4, 2020	9.49%
November 6, 2020	November 12, 2020	9.62%
November 13, 2020	November 18, 2020	9.75%
November 20, 2020	November 25, 2020	9.88%
November 27, 2020	December 2, 2020	10.01%
December 4, 2020	December 9, 2020	10.14%
December 11, 2020	December 16, 2020	10.27%
December 18, 2020	December 23, 2020	10.4%
December 28, 2020	December 31, 2020	10.53%
January 4, 2021	January 7, 2021	10.66%
January 8, 2021	January 13, 2021	10.79%
January 15, 2021	January 21, 2021	10.92%
January 22, 2021	January 27, 2021	11.05%
January 29, 2021	February 3, 2021	11.18%
February 5, 2021	February 10, 2021	11.31%
February 12, 2021	February 18, 2021	11.44%
February 19, 2021	February 24, 2021	11.57%
February 26, 2021	March 3, 2021	11.7%
March 5, 2021	March 10, 2021	11.83%
March 12, 2021	March 17, 2021	11.96%

March 19, 2021	March 24, 2021	12.09%
March 26, 2021	March 31, 2021	12.22%
April 5, 2021	April 8, 2021	12.35%
April 9, 2021	April 14, 2021	12.48%
April 16, 2021	April 21, 2021	12.61%
April 23, 2021	April 28, 2021	12.74%
April 30, 2021	May 5, 2021	12.87%
May 7, 2021	May 12, 2021	13%
May 14, 2021	May 19, 2021	13.13%
May 21, 2021	May 26, 2021	13.26%
May 28, 2021	June 3, 2021	13.39%
June 4, 2021	June 9, 2021	13.52%

Call payment dates: the dates specified as such in the table set forth under “Call observation dates” above, unless, for any such call payment date, that day is not a business day, in which case such call payment date will be postponed to the next following business day. If a call observation date is postponed as described under “Call observation dates” above, such call payment date will be postponed by the same number of business day(s) from but excluding the applicable originally scheduled call observation date to and including the actual call observation date

Closing level: for any given trading day, the official closing level of the underlier or any successor underlier published by the underlier sponsor on such trading day

Trading day: a day on which the respective principal securities markets for all of the underlier stocks are open for trading, the underlier sponsor is open for business and the underlier is calculated and published by the underlier sponsor

Successor underlier: any substitute underlier approved by the calculation agent as a successor underlier as provided under “— Discontinuance or modification of the underlier” below

Underlier sponsor: at any time, the person or entity, including any successor sponsor, that determines and publishes the underlier as then in effect. The notes are not sponsored, endorsed, sold or promoted by the underlier sponsor or any of its affiliates and the underlier sponsor and its affiliates make no representation regarding the advisability of investing in the notes.

Underlier stocks: at any time, the stocks that comprise the underlier as then in effect, after giving effect to any additions, deletions or substitutions

Market disruption event: With respect to any given trading day, any of the following will be a market disruption event with respect to the underlier:

●

a suspension, absence or material limitation of trading in underlier stocks constituting 20% or more, by weight, of the underlier on their respective primary markets, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,

●

a suspension, absence or material limitation of trading in option or futures contracts relating to the underlier or to underlier stocks constituting 20% or more, by weight, of the underlier in the respective primary markets for those contracts, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

●

underlier stocks constituting 20% or more, by weight, of the underlier, or option or futures contracts, if available, relating to the underlier or to underlier stocks constituting 20% or more, by weight, of the underlier do not trade on what were the respective primary markets for those underlier stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that such event could materially interfere with the ability of the company or any of its affiliates or a similarly situated person to unwind all or a material portion of a hedge that could be effected with respect to this note.

The following events will not be market disruption events:

●	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

●	a decision to permanently discontinue trading in option or futures contracts relating to the underlier or to any underlier stock.

For this purpose, an “absence of trading” in the primary securities market on which an underlier stock is traded, or on which option or futures contracts relating to the underlier or an underlier stock are traded, will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an underlier stock or in option or futures contracts, if available, relating to the underlier or an underlier stock in the primary market for that stock or those contracts, by reason of:

●	a price change exceeding limits set by that market,
●	an imbalance of orders relating to that underlier stock or those contracts, or
●	a disparity in bid and ask quotes relating to that underlier stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

Consequences of a market disruption event or a non-trading day: If a market disruption event occurs or is continuing on a day that would otherwise be a call observation date or the determination date, or such day is not a trading day, then such call observation date or the determination date will be postponed as described under “— Call observation dates” or “— Determination date” above.

If the calculation agent determines that the closing level of the underlier is not available on the last possible applicable call observation date or the final index level is not available on the last possible determination date because of a market disruption event, a non-trading day or for any other reason (other than as described under “— Discontinuance or modification of the underlier” below), then the calculation agent will nevertheless determine the level of the underlier based on its assessment, made in its sole discretion, of the level of the underlier on that day.

Discontinuance or modification of the underlier: If the underlier sponsor discontinues publication of the underlier and the underlier sponsor or anyone else publishes a substitute underlier that the calculation agent determines is comparable to the underlier and approves as a successor underlier, or if the calculation agent designates a substitute underlier, then the calculation agent will determine the amount payable on the call payment date or the amount in cash on the stated maturity date, as applicable, by reference to such successor underlier.

If the calculation agent determines that the publication of the underlier is discontinued and there is no successor underlier, the calculation agent will determine the amount payable on the applicable call payment date or on the stated maturity date, as applicable, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the underlier.

If the calculation agent determines that the underlier, the underlier stocks or the method of calculating the underlier is changed at any time in any respect - including any split or reverse-split of the underlier and any addition, deletion or substitution and any reweighting or rebalancing of the underlier or any underlier stocks and whether the change is made by the underlier sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor underlier, is due to events affecting one or more of the underlier stocks or their issuers or is due to any other reason - and is not otherwise reflected in the level of the underlier by the underlier sponsor pursuant to the then-current underlier methodology of the underlier, then the calculation agent will be permitted (but not required) to make such adjustments in the underlier or the method of its calculation as it believes are appropriate to ensure that the levels of the underlier, used to determine the amount payable on a call payment date or the stated maturity date, as applicable, is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the underlier may be made by the calculation agent in its sole discretion.  The calculation agent is not obligated to make any such adjustments.

Calculation agent: Goldman Sachs & Co. LLC (“GS&Co.”)

Tax characterization: The holder, on behalf of itself and any other person having a beneficial interest in this note, hereby agrees with the company (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to characterize this note for all U.S. federal income tax purposes as a debt instrument subject to the special rules governing contingent payment debt instruments.

Overdue principal rate: the effective Federal Funds rate

HYPOTHETICAL EXAMPLES

The following examples are provided for purposes of illustration only.  They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical underlier levels on a call observation date and on the determination date could have on the amount of cash payable on a call payment date or on the stated maturity date, as the case may be, assuming all other variables remain constant.

The examples below are based on a range of underlier levels that are entirely hypothetical; no one can predict what the closing level of the underlier will be on any day throughout the life of your notes, and no one can predict what the underlier level will be on a call observation date or on the determination date.  The underlier has been highly volatile in the past — meaning that the underlier level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to a call payment date or the stated maturity date, as the case may be.  If you sell your notes in a secondary market prior to a call payment date or the stated maturity date, as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlier, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor.  In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-14 of this pricing supplement.  The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Threshold level	80% of the initial underlier level

The notes are not automatically called, unless otherwise indicated below

Neither a market disruption event nor a non-trading day occurs on any originally scheduled call observation date or the originally scheduled determination date

No change in or affecting any of the underlier stocks or the method by which the underlier sponsor calculates the underlier
Notes purchased on original issue date at the face amount and held to a call payment date or the stated maturity date

For these reasons, the actual performance of the underlier over the life of your notes, particularly on each call observation date and the determination date, as well as the amount payable on a call payment date or at maturity may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement.  For information about the historical levels of the underlier during recent periods, see “The Underlier — Historical Closing Levels of the Underlier” below.  Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

Hypothetical Amount in Cash Payable on a Call Payment Date

The examples below show hypothetical amounts that we would pay on a call payment date with respect to each $1,000 face amount of the notes if the closing level of the underlier is less than or equal to the threshold level on the applicable call observation date. While there are 104 potential call payment dates with respect to your notes, the examples below only illustrate the amount you will receive, if any, on the first and second call payment date.

If your notes are automatically called on the first call observation date (i.e., on the first call observation date the closing level of the underlier is less than or equal to the threshold level), the amount in cash that we would deliver for each $1,000 face amount of your notes on the applicable call payment date would be the sum of $1,000 plus the product of the applicable call premium amount times $1,000. If, for example, the closing level of the underlier on the first call observation date were determined to be 70% of the initial underlier level, your notes would be automatically called and the amount in cash that we would deliver on your notes on the corresponding call payment date would be 100.13% of the face amount of your notes or $1,001.3 for each $1,000 of the face amount of your notes.

If, for example, the notes are not automatically called on the first call observation date and are automatically called on the second call observation date (i.e., on the first call observation date the closing level of the underlier is greater than the threshold level and on the second call observation date the closing level of the underlier is less than or equal to the threshold level), the amount in cash that we would deliver for each $1,000 face amount of your notes on the applicable call payment date would be the sum of $1,000 plus the product of the applicable call premium amount times $1,000. If, for example, the closing level of the underlier on the second call observation date were determined to be 60% of the initial underlier level, your notes would be automatically called and the amount in cash that we would deliver on your notes on the corresponding call payment date would be 100.26% of the face amount of your notes or $1,002.6 for each $1,000 of the face amount of your notes.

Hypothetical Payment at Maturity

If the notes are not automatically called on any call observation date (i.e., on each call observation date the closing level of the underlier is greater than the threshold level), the cash settlement amount we would deliver for each $1,000 face amount of your notes on the stated maturity date will depend on the performance of the underlier on the determination date, as shown in the table below. The table below assumes that the notes have not been automatically called on a call observation date and reflects hypothetical cash settlement amounts that you could receive on the stated maturity date.

The levels in the left column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level.  The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level, and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level and the assumptions noted above.

The Notes Have Not Been Automatically Called
Hypothetical Final Underlier Level (as Percentage of Initial Underlier Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
175.000%	100.000%
165.000%	100.000%
150.000%	100.000%
120.000%	100.000%
100.000%	100.000%
90.000%	100.000%
80.000%	113.650%
70.000%	113.650%
60.000%	113.650%
40.000%	113.650%
20.000%	113.650%
0.000%	113.650%

If, for example, the notes have not been automatically called on a call observation date and the final underlier level were determined to be 150.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 100.000% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would receive no return on your investment. If the notes have not been automatically called on a call observation date and the final underlier level were determined to be 20.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 113.650% of the face amount of your notes, as shown in the table above.  As a result, if you held your notes to the stated maturity date, the cash settlement amount will be capped, and you would not benefit from any decrease in the final underlier level below 80.000% of the initial underlier level.

The amounts shown above are entirely hypothetical; they are based on market prices for the underlier stocks that may not be achieved on a call observation date or the determination date, as the case may be, and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes.  The hypothetical amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at the face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples.  Please read “Additional Risk Factors Specific to the Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-3 of the accompanying general terms supplement no. 1,734.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual closing level of the underlier on any day, the final underlier level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the closing level of the underlier and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, on a call payment date or the stated maturity date and the rate of return on the offered notes will depend on whether or not the notes are automatically called and the actual closing level of the underlier on the call observation dates and the actual final underlier level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the amount in cash to be paid in respect of your notes on a call payment date or the stated maturity date, as applicable, may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 1,734. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement no. 1,734. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the underlier to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes.  These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others.  See “Additional Risk Factors Specific to the Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-3 of the accompanying general terms supplement no. 1,734.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Notes — Your Notes May Not Have an Active Trading Market” on page S-7 of the accompanying general terms supplement no. 1,734.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the notes will be based on the performance of the underlier, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer – Guarantee by The Goldman Sachs  Group, Inc.” on page 42 of the accompanying prospectus.

The Amount In Cash That You Will Receive on a Call Payment Date or on the Stated Maturity Date is Not Linked to the Closing Level of the Underlier at Any Time Other Than on the Applicable Call Observation Date or on the Determination Date, as the Case May Be

The amount in cash that you will receive on a call payment date, if any, will be paid only if the closing level of the underlier on the applicable call observation date is less than or equal to the threshold level.  Therefore, the closing levels of the underlier on dates other than the call observation dates will have no effect on any amount paid in respect of your notes on the call payment date.  In addition, the cash settlement amount you will receive on the stated maturity date will be based on the closing level of the underlier on the determination date, and therefore not the simple performance of the underlier over the life of your notes.  Therefore, if the closing level of the underlier increased significantly on the determination date, the cash settlement amount for your notes may be less than it would have been had the cash settlement amount been linked to the closing level of the underlier prior to such increase.

The Notes Are Bearish Investments

Your notes are bearish investments and, by purchasing these notes, you are taking the bearish view that the value of the underlier will decline.  This is the inverse view to a bullish investment where an investor takes the bullish view that the value of the relevant underlier will increase throughout the life of the notes. You notes will be automatically called, and you will receive a positive return on a call payment date, only if the closing level of the underlier on a call observation date is less than or equal to the threshold level.  Additionally, if your notes are not automatically called, you will receive a positive return only if the final underlier level is equal to or less than the threshold level.  If the final underlier level is greater than the threshold level, your return on the notes will be negative.  Any final underlier level above the threshold level will result in a negative return on your notes. Accordingly, your return on your notes will move inversely to the performance of the underlier.

The Amount You Will Receive on a Call Payment Date or on the Stated Maturity Date, as the Case May Be, Will Be Capped

Regardless of the closing level of the underlier on each of the call observation dates, the amount in cash that you may receive on a call payment date is capped. Even if the closing level of the underlier on a call observation date is less than or equal to the threshold level, causing the notes to be automatically called on such day, the amount in cash payable on the call payment date will be capped and you will not benefit from any decrease in the closing level of the underlier below the threshold level on any call observation date. If your notes are automatically called on a call observation date, the maximum payment you will receive for each $1,000 face amount of your notes will depend on the applicable call premium amount.  In addition, the cash settlement amount you may receive on the stated maturity date is capped.

Your Notes Are Subject to Automatic Redemption

We will automatically call and redeem all, but not part, of your notes on a call payment date if, as measured on any call observation date, the closing level of the underlier is less than or equal to the threshold level. Therefore, the term for your notes may be reduced. You may not be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to maturity. For the avoidance of doubt, if your notes are automatically called, no discounts, commissions or fees described herein will be rebated or reduced.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

You Have No Shareholder Rights or Rights to Receive Any Underlier Stock

Investing in your notes will not make you a holder of any of the underlier stocks.  Neither you nor any other holder or owner of your notes will have any rights with respect to the underlier stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against  the underlier stocks or any other rights of a holder of the underlier stocks.  Your notes will be paid in cash and you will have no right to receive delivery of any underlier stocks.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The amount in cash that you will be paid for your notes on the stated maturity date or the amount, if any, you will be paid on a call payment date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to a call payment date or the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to a call payment date or the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes

The notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, even though you generally will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale, exchange, redemption or maturity of the notes will be taxed as ordinary interest income. If you are a secondary purchaser of the notes, the tax consequences to you may be different. Please see "Supplemental Discussion of Federal Income Tax Consequences" below for a more detailed discussion. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes. The discussion in that section is hereby modified to reflect regulations proposed by the Treasury Department indicating its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale, exchange, maturity or other disposition of relevant financial instruments. The Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

THE UNDERLIER

The S&P 500® Index includes a representative sample of 500 leading companies in leading industries of the U.S. economy. The S&P 500® Index is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”).

As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the S&P 500® Index. Constituents of the S&P 500® Index prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the S&P 500® Index. If an S&P 500® Index constituent reorganizes into a multiple share class line structure, that company will be reviewed for continued inclusion in the S&P 500® Index at the discretion of the S&P Index Committee. Also as of July 31, 2017, the criteria employed by S&P for purposes of making additions to the S&P 500® Index were changed as follows:

●

with respect to the “U.S. company” criterion, (i) the IEX was added as an “eligible exchange” for the primary listing of the relevant company’s common stock and (ii) the former “corporate governance structure consistent with U.S. practice” requirement was removed; and

●

with respect to constituents of the S&P MidCap 400® Index and the S&P SmallCap 600® Index that are being considered for addition to the S&P 500® Index, the financial viability, public float and/or liquidity eligibility criteria no longer need to be met if the S&P Index Committee decides that such an addition will enhance the representativeness of the S&P 500® Index as a market benchmark.

Effective February 20, 2019, company additions to the underlier should have an unadjusted company market capitalization of $8.2 billion or more (an increase from the previous requirement of an unadjusted company market capitalization of $6.1 billion or more).

As of May 28, 2019, the 500 companies included in the S&P 500® Index were divided into eleven Global Industry Classification Sectors. The Global Industry Classification Sectors include (with the approximate percentage currently included in such sectors indicated in parentheses): Communication Services (10.54%), Consumer Discretionary (10.18%), Consumer Staples (7.41%), Energy (5.01%), Financials (13.19%), Health Care (14.14%), Industrials (9.31%), Information Technology (21.10%), Materials (2.60%), Real Estate (3.13%) and Utilities (3.39%). (Sector designations are determined by the underlier sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.) As of the close of business on September 21, 2018, S&P and MSCI, Inc. updated the Global Industry Classification Sector structure. Among other things, the update broadened the Telecommunications Services sector and renamed it the Communication Services sector. The renamed sector includes the previously existing Telecommunication Services Industry group, as well as the Media Industry group, which was moved from the Consumer Discretionary sector and renamed the Media & Entertainment Industry group. The Media & Entertainment Industry group contains three industries: Media, Entertainment and Interactive Media & Services. The Media industry continues to consist of the Advertising, Broadcasting, Cable & Satellite and Publishing sub-industries. The Entertainment industry contains the Movies & Entertainment sub-industry (which includes online entertainment streaming companies in addition to companies previously classified in such industry prior to September 21, 2018) and the Interactive Home Entertainment sub-industry (which includes companies previously classified in the Home Entertainment Software sub-industry prior to September 21, 2018 (when the Home Entertainment Software sub-industry was a sub-industry in the Information Technology sector)), as well as producers of interactive gaming products, including mobile gaming applications). The Interactive Media & Services industry and sub-industry includes companies engaged in content and information creation or distribution through proprietary platforms, where revenues are derived primarily through pay-per-click advertisements, and includes search engines, social media and networking platforms, online classifieds and online review companies. The Global Industry Classification Sector structure changes are effective for the S&P 500® Index as of the open of business on September 24, 2018 to coincide with the September 2018 quarterly rebalancing.

The above information supplements the description of the underlier found in the accompanying general terms supplement no. 1,734. This information was derived from information prepared by the underlier sponsor, however, the percentages we have listed above are approximate and may not match the information available on the underlier sponsor’s website due to subsequent corporate actions or other activity relating to a particular stock. For more details about the underlier, the underlier sponsor and license agreement between the underlier sponsor and the issuer, see “The Underliers — S&P 500® Index” on page S-40 of the accompanying general terms supplement no. 1,734.

The S&P 500® Index is a product of S&P Dow Jones Indices LLC, and has been licensed for use by GS Finance Corp. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates and neither S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates make any representation regarding the advisability of investing in such notes.

Historical Closing Levels of the Underlier

The closing level of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the underlier during the period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the underlier as an indication of the future performance of the underlier. We cannot give you any assurance that the future performance of the underlier or the underlier stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlier. Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this pricing supplement and the date of your purchase of the offered notes. The actual performance of the underlier over the life of the offered notes, as well as the cash settlement amount, may bear little relation to the historical closing levels shown below.

The graph below shows the daily historical closing levels of the underlier from January 1, 2014 through June 7, 2019. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the closing levels in the graph below from Bloomberg Financial Services, without independent verification.

Historical Performance of the S&P 500® Index

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

●	a dealer in securities or currencies;
●	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
●	a bank;
●	a regulated investment company;
●	a life insurance company;
●	a tax-exempt organization;
●	a partnership;
●	a person that owns the notes as a hedge or that is hedged against interest rate risks;
●	a person that owns the notes as part of a straddle or conversion transaction for tax purposes; or
●	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of notes and you are:

●	a citizen or resident of the United States;
●	a domestic corporation;
●	an estate whose income is subject to U.S. federal income tax regardless of its source; or
●

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “— United States Alien Holders” below.

Your notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes (the “comparable yield”) and then determining as of the issue date a payment schedule that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in income in respect of your notes, even though you generally will not receive any payments from us until maturity.

It is not entirely clear how, under the rules governing contingent payment debt instruments, the maturity date for debt instruments (such as your notes) that provide for the possibility of early redemption should be determined for purposes of computing the comparable yield and projected payment schedule. It would be reasonable, however, to compute the comparable yield and projected payment schedule for your notes (and we intend to make the computation in such a manner) based on the assumption that your notes will remain outstanding until the stated maturity date.

We have determined that the comparable yield for the notes is equal to 2.36% per annum, compounded semi-annually, with a projected payment at maturity of $1,048.32 based on an investment of $1,000.

Based on this comparable yield, if you are an initial holder that holds a note until maturity and you pay your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary income, not taking into account any positive or negative adjustments you may be required to take into account based on the actual payments on the notes, from the note each year:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 note)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 note) as of End of Accrual Period
June 12, 2019 through December 31, 2019	$12.99	$12.99
January 1, 2020 through December 31, 2020	$24.04	$37.03
January 1, 2021 through June 16, 2021	$11.29	$48.32

You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your notes, unless you timely disclose and justify on your U.S. federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your notes, and we make no representation regarding the amount of contingent payments with respect to your notes.

If you purchase your notes at a price other than their adjusted issue price determined for tax purposes, you must determine the extent to which the difference between the price you paid for your notes and their adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and reasonably allocate the difference accordingly. The adjusted issue price of your notes will equal your notes’ original issue price plus any interest deemed to be accrued on your notes (under the rules governing contingent payment debt instruments) as of the time you purchase your notes. The original issue price of your notes will be the first price at which a substantial amount of the notes is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. Therefore, you may be required to make the adjustments described above even if you purchase your notes in the initial offering if you purchase your notes at a price other than the issue price.

If the adjusted issue price of your notes is greater than the price you paid for your notes, you must make positive adjustments increasing (i) the amount of interest that you would otherwise accrue and include in income each year, and (ii) the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon maturity by the amounts allocated under the previous paragraph to each of interest and the projected payment schedule; if the adjusted issue price of your notes is less than the price you paid for your notes, you must make negative adjustments, decreasing (i) the amount of interest that you must include in income each year, and (ii) the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon maturity by the amounts allocated under the previous paragraph to each of interest and the projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize gain or loss upon the sale, exchange, redemption or maturity of your notes in an amount equal to the difference, if any, between the cash amount you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes will equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes (in accordance with the comparable yield and the projected payment schedule for your notes) and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your notes at a price other than the adjusted issue price determined for tax purposes (as described in the accompanying prospectus).

Any gain you recognize upon the sale, exchange, redemption or maturity of your notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

Pursuant to recently enacted legislation, for taxable years beginning after December 31, 2018, with respect to a debt instrument issued with original issue discount, such as the notes, an accrual method taxpayer that reports revenues on an applicable financial statement generally must recognize income for U.S. federal income tax purposes no later than the taxable year in which such income is taken into account as revenue in an applicable financial statement of the taxpayer.  For this purpose, an “applicable financial statement” generally means a financial statement certified as having been prepared in accordance with generally accepted accounting principles or that is made on the basis of international financial reporting standards and which is used by the taxpayer for various specified purposes.  This rule could potentially require such a taxpayer to recognize income for U.S. federal income tax purposes with respect to the notes prior to the time such income would be recognized pursuant to the rules described above.  Potential investors in the notes should consult their tax advisors regarding the potential applicability of these rules to their investment in the notes.

United States Alien Holders

If you are a United States alien holder, please see the discussion under “United States Taxation” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a United States alien holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

●	a nonresident alien individual;
●	a foreign corporation; or
●	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of amounts you receive upon the sale, exchange, redemption or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the underlier during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2021, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for United States alien holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the

accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules. Pursuant to recently proposed regulations, the Treasury Department has indicated its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale, exchange, maturity or other disposition of relevant financial instruments. The Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

Supplemental plan of distribution; conflicts of interest

See “Supplemental Plan of Distribution” on page S-96 of the accompanying general terms supplement no. 1,734 and “Plan of Distribution — Conflicts of Interest” on page 94 of the accompanying prospectus. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $15,000.

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of 0.75% of the face amount. GS&Co. will pay a fee of 0.5% from the concession to Axio Financial LLC in connection with its marketing efforts related to the offered notes. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We will deliver the notes against payment therefor in New York, New York on June 12, 2019. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes will not be listed on any securities exchange or interdealer quotation system.

VALIDITY OF THE NOTES AND GUARANTEE

In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this pricing supplement have been executed and issued by GS Finance Corp., the related guarantee offered by this pricing supplement has been executed and issued by The Goldman Sachs Group, Inc., and such notes have been authenticated by the trustee pursuant to the indenture, and such notes and the guarantee have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) such related guarantee will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee's authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 10, 2017, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on July 10, 2017.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 1,734, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This pricing supplement, the accompanying general terms supplement no. 1,734, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this pricing supplement, the accompanying general terms supplement no. 1,734, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

TABLE OF CONTENTS
Pricing Supplement

Page
Investment Thesis	PS-3
Terms and Conditions	PS-4
Hypothetical Examples	PS-10
Additional Risk Factors Specific to Your Notes	PS-14
The Underlier	PS-18
Supplemental Plan of Distribution; Conflicts of Interest	PS-25
Validity of the Notes and Guarantee	PS-26
General Terms Supplement No. 1,734 dated July 10, 2017
Additional Risk Factors Specific to the Notes	S-1
Supplemental Terms of the Notes	S-16
The Underliers	S-36
S&P 500® Index	S-40
MSCI Indices	S-46
Hang Seng China Enterprises Index	S-55
Russell 2000® Index	S-61
FTSE® 100 Index	S-69
EURO STOXX 50® Index	S-75
TOPIX	S-82
The Dow Jones Industrial Average®	S-87
The iShares® MSCI Emerging Markets ETF	S-91
Use of Proceeds	S-94
Hedging	S-94
Employee Retirement Income Security Act	S-95
Supplemental Plan of Distribution	S-96
Conflicts of Interest	S-98
Prospectus Supplement dated July 10, 2017
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-15
United States Taxation	S-18
Employee Retirement Income Security Act	S-19
Supplemental Plan of Distribution	S-20
Validity of the Notes and Guarantees	S-21
Prospectus dated July 10, 2017
Available Information	2
Prospectus Summary	4
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	8
Use of Proceeds	11
Description of Debt Securities We May Offer	12
Description of Warrants We May Offer	45
Description of Units We May Offer	60
GS Finance Corp.	65
Legal Ownership and Book-Entry Issuance	67
Considerations Relating to Floating Rate Debt Securities	72
Considerations Relating to Indexed Securities	73
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	74
United States Taxation	77
Plan of Distribution	92
Conflicts of Interest	94
Employee Retirement Income Security Act	95
Validity of the Securities and Guarantees	95
Experts	96
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	96
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	96

$2,467,000

GS Finance Corp.

Bearish Autocallable S&P 500® Index-Linked Notes due 2021

guaranteed by

The Goldman Sachs

Group, Inc.

_______________

_______________

Goldman Sachs & Co. LLC